CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
Fonix Corporation

As independent auditors, we hereby consent to the use of our report dated February 25, 2004 with respect to the consolidated balance sheet of LTEL
Holdings Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, accumulated deficit, and cash flows for the year ended December 31, 2003 and for the period from December 6, 2002 through December 31, 2002; we consent to the use of our report dated December 18, 2003 with respect to the combined statements of operations, accumulated deficit, and cash flows of LecStar Telecom, Inc. and LecStar DataNet, Inc. for the period from January 1, 2002 through December 5, 2002; and we consent to the use of our report dated December 19, 2003 with respect to the combined balance sheet of LecStar Telecom, Inc. and LecStar DataNet, Inc. as of December 31, 2001 and the related combined statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2001 and December 31, 2000, in the following registration statements of Fonix Corporation on Forms S-2: No. 333-106697; No. 333-113290; and 19,036,801 shares of Class A common stock. We also consent to the use of our name and the reference to us in the Experts section of each of the registration statements.


                                                /s/ Sherb & Co., LLP


                                                   Sherb & Co., LLP
                                                   Certified Public Accountants
May 7, 2004
New York, New York